EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made, entered and effective as of January 4th, 2018 (the “Effective Date”), by and between Authentidate Holding Corp. d/b/a Aeon Global Health, a Delaware corporation (“AEON”), and Dr. Armando Moncada, MD, a Georgia resident (“MONCADA” and/or “Consultant”).

RECITALS:

A.

AEON owns and operates Peachstate Health Management, LLC a/k/a AEON Clinical Laboratories, and desires to engage MONCADA, as an independent contractor, to provide certain Consulting Services (as defined herein) to AEON on the terms and conditions as provided herein;

B.

MONCADA is a physician who is duly licensed to practice medicine in the State of Georgia, and is board certified in pathology, and has agreed to provide Consulting Services to AEON on the terms and conditions as provided herein; and,

C.	The parties desire to memorialize their understanding with respect to the terms and conditions upon which MONCADA will provide such Consulting Services to AEON.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Engagement. AEON hereby engages MONCADA as its Chief Medical Officer -- Pathology Division, and in such capacity MONCADA agrees to provide the services described herein upon the terms and conditions herein specified. MONCADA hereby accepts such engagement and agrees to provide such services to AEON upon the terms and conditions herein specified. It is understood and agreed that in the performance of the Consulting Services, duties, and obligations set forth in this Agreement, that MONCADA shall at all times be acting and performing as an independent contractor, and nothing contained herein is intended to create, nor shall this Agreement be construed as creating, a relationship of employer-employee, principal-agent, or partnership between the parties.

2.         Reporting and Scope of Services. MONCADA shall report to either the Chief Executive Officer or President of AEON and shall consult with, and provide counsel and advice to, AEON on such matters relating to the operation and management of, and the resulting testing stemming from, the pathology laboratory of AEON (See Exhibit “A” attached hereto; collectively, the “Consulting Services”). The Consulting Services shall be performed at such times as AEON and MONCADA agree upon; provided, however, MONCADA acknowledges and agrees that during the scheduled times during that MONCADA is providing professional services hereunder, MONCADA shall provide such services solely and exclusively pursuant to the terms hereof, and shall devote his full-time and attention during such times to the provision of such services hereunder.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

All Consulting Services to be performed by MONCADA hereunder shall be performed in a professional manner and within any deadlines or time frames which are agreed to between AEON and MONCADA. MONCADA understands that in performing any Consulting Services for AEON, MONCADA will assume full responsibility for such Consulting Services. In addition, MONCADA acknowledges and agrees that MONCADA shall be obligated to use his best efforts to perform the Consulting Services hereunder.

The “Primary Business of AEON”, as used herein, shall mean the medical laboratory testing services (including, but not limited to, toxicology, pharmacogenomics, molecular biology, cancer genetics/genomics, blood wellness panels, and any other testing service which AEON may choose to offer at any time in its sole discretion.

3.       Term. The term of this Agreement shall begin on the Effective Date and, subject to earlier termination pursuant to the terms of this Agreement, shall terminate on December 31, 2020 (the “Term”).

4.        Compensation.

(a)     In consideration of the Consulting Services to be performed by MONCADA pursuant to this Agreement, AEON shall pay the following fees to MONCADA (collectively, the “Consulting Fees”):

(1)     The sum of $40,000 upon the Parties’ execution of this Agreement; and,

(2)     The monthly sum of $25,000 commencing on February 1, 2018, and continuing thereafter through December 31, 2020; and,

(3)     The sum of $40,000 on or before the dates of January 15, 2019, and January 15, 2020.

In addition to the above, and subject to approval of AEON’s Board of Directors, provided that this Agreement has not been sooner terminated or no event has occurred which would constitute a Default (including an event that with notice or lapse of time or both would become a Default), and MONCADA is not currently in breach of any of his obligations hereunder, upon MONCADA completing his third (3rd) year of service to AEON on or about December 31, 2020, then AEON will grant MONCADA an equity award consisting of two hundred eighty thousand (280,000) restricted shares of restricted common stock or restricted stock units (the “Stock”), with such vesting and other terms as shall be determined by the Board of Directors, with the Stock being transferred on or about January 15, 2021.

(b)     Unless AEON and MONCADA agree, in writing, otherwise with respect to any expenses incurred by MONCADA, the Consulting Fees payable to MONCADA under Section 4(a) hereof represent the entire obligation of AEON, and MONCADA shall be responsible for the payment of all costs and expenses incurred in connection with the performance of any Consulting Services hereunder. Furthermore, MONCADA shall be responsible and pay for all applicable taxes and fees on the Consulting Fees paid by AEON, including any self-employment taxes and/or payroll taxes, if applicable.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

5.           Termination.

(a)         Termination by AEON.

(1)     Termination for Default by MONCADA.  Notwithstanding any other provisions of this Agreement, AEON may, at any time, upon notice to MONCADA, terminate this Agreement as a result of a Default by MONCADA. For purposes of this Agreement, “Default” shall mean any of the following:

(A)     MONCADA’s breach of any of the enumerated terms of this Agreement, together with the failure to cure such breach within thirty (30) days following written notice thereof, which such notice specifying with particularity the nature of any such breach;

(B)     MONCADA’s neglect of or failure to perform the Consulting Services assigned to MONCADA by AEON (or failure to perform the Consulting Services in accordance with the standards set forth in Section 2 hereof), together with the failure to cure such neglect or non-performance within ten (10) days written following notice thereof, which such notice specifying with particularity the nature of any such neglect or non-performance;

(C)     MONCADA’s medical license, in the state where AEON is located and in any other state where MONCADA has obtained a medical license, is surrendered (voluntarily or involuntarily), revoked, suspended, limited or conditioned in any way;

(D)     MONCADA is excluded from participation in the Medicare, Medicaid, Tricare or any other federal or state healthcare insurance program, or MONCADA’s status as a participating provider in any such program is otherwise terminated, suspended or conditioned in any way;

(E)     AEON reasonably suspects that MONCADA is using or is under the influence of illegal drugs, alcohol or over-the-counter or prescription medication while rendering his services to AEON hereunder and that the use of such substances, in AEON reasonable determination, has impaired MONCADA’s medical judgment and performance or otherwise put AEON at risk;

(F)     MONCADA is indicted for, and subsequently pleads guilty or nolo contendere to, or is convicted of any criminal offense; or,

(G)     MONCADA’s theft, embezzlement, misappropriation, confiscation of, or infliction of material damage to AEON’s property or business opportunities.

Termination pursuant to this Section 5(a) shall result in MONCADA’s immediate forfeiture of all rights and privileges under this Agreement, excluding, however, accrued Consulting Fees which shall be payable as provided in Section 4 above after allowing for the deduction or set-off of any amounts owed to AEON by MONCADA. MONCADA affirmatively acknowledges and agrees that set-off is permissible.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

(2)      Termination without Default by MONCADA. AEON may terminate this Agreement, without Default by MONCADA and for any reason, by delivering to MONCADA thirty (30) days’ written notice of termination. In the event that this Agreement is terminated pursuant to this Section 5(a)(2), AEON shall pay to MONCADA the Consulting Fees earned through the date of such termination and shall also continue to pay the then applicable Consulting Fee for a period of one (1) month following the termination of the Agreement (collectively, the “Company Termination Payment”) only if MONCADA executes a general release containing obligations and covenants that are no more restrictive than those contained in this Agreement in favor of AEON and its Affiliates in the form and substance that is reasonably satisfactory to AEON.

(b)     Termination as a Result of the Death or Incapacity of Consultant. This Agreement and MONCADA’s engagement hereunder shall be automatically terminated upon the death or legal incapacity (as determined by a licensed physician selected by AEON) of MONCADA. Termination pursuant to this Section 5(b) shall result in MONCADA’s immediate forfeiture of all rights and privileges under this Agreement, excluding, however, accrued Consulting Fees, which shall be payable as provided in Section 4 above, allowing for deduction or set-off of any amounts owed to AEON by MONCADA. Consultant affirmatively acknowledges and agrees that set-off is permissible.

(c)      Termination by Consultant.

(1)     Termination as a Result of a Default by AEON. MONCADA may terminate this Agreement at any time, upon notice to AEON, if AEON fails to cure any breach or default on the part of AEON within thirty (30) days following written notice thereof, which such notice shall specify with particularity the nature of any such breach or default. In the event of a termination under this Section 5(c)(1), AEON shall pay to MONCADA the Consulting Fees earned through the date of such termination and shall continue to pay the then applicable Consulting Fee for a period of one (1) month following termination of the Agreement (collectively, the “Consultant Termination Default Payment”) only if MONCADA executes a general release containing obligations and covenants that are no more restrictive than the ones contained in this Agreement in favor of AEON and its Affiliates in the form and substance that is reasonably satisfactory to AEON.

(2)     Termination without Default by AEON. MONCADA may terminate this Agreement at any time by giving AEON thirty (30) days’ written notice of its intent to terminate this Agreement. Termination pursuant to this Section 5(c)(2) shall result in MONCADA’s immediate forfeiture of all rights and privileges under this Agreement, excluding, however, accrued Consulting Fees, which shall be payable as provided in Section 4 above, allowing for deduction or set-off of any amounts owed to AEON by MONCADA. Consultant affirmatively acknowledges and agrees that set-off is permissible.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

(d)     Return of Materials. Upon the request of AEON and, in any event, upon the termination of this Agreement for any reason, MONCADA shall: (i) return to AEON and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of AEON (including all copies of such materials). MONCADA shall also return to AEON and leave at its disposal all materials involving any Trade Secrets or Confidential Information of AEON and (ii) cooperate in good faith with AEON in winding-down the provision of Consulting Services. This Section 5(e) applies to all materials made or compiled by MONCADA, as well as to all materials furnished to MONCADA by AEON or anyone else in connection with MONCADA’s relationship with AEON.

6.           Ownership Acknowledgement and Assignment.

(a)     For purposes of this Agreement, the following definitions shall apply: (1) the “Company” means Authentidate Holding Corp., and any division, Affiliate, subsidiary (including, but not limited to, Peachstate Health Management, LLC d/b/a Aeon Clinical Laboratories), associated company or successor in business to any of the foregoing, and (2) “Work Product” means all conceptual, technological, operating, training, marketing or other ideas, processes, designs, developments, and materials, specifically including all customer lists, customer contracts, inventions, discoveries, improvements, enhancements, computer programs, written or other materials in any way pertaining to the existing or contemplated business, products or services of AEON, that MONCADA may develop or conceive of during MONCADA’s relationship with AEON (including, but not limited to, any dental or medical testing protocols with respect to patient cancer screening through saliva or other collection methodologies), alone or with others, during or after working hours, and with or without the use of the resources of AEON. The determination of whether a Work Product exists should be made according to whether the development has any possible significance to AEON in AEON's existing or contemplated business, regardless of whether it is technically eligible for protection under patent, copyright, trade secret, or other proprietary rights or intellectual property laws.

(b)     MONCADA acknowledges and agrees that all Work Product shall be considered “made for hire” by MONCADA for AEON and prepared within the scope of MONCADA's relationship with AEON for the ownership and benefit of AEON. During the Term, MONCADA agrees to make and maintain adequate and current tangible records of such Work Product. MONCADA will, upon AEON’s request, promptly disclose all such Work Product to AEON and make available to AEON any work papers, models, diskettes, computer tapes, or other tangible incidents of such Work Product, it being expressly understood and agreed that such Work Product is solely and exclusively the property of the Company. MONCADA specifically agrees that all copyrightable materials generated or developed under this Agreement shall be considered works made for hire under U.S. copyright law and that all such materials shall, upon creation, be likewise owned exclusively by AEON. To the extent that any such material, under applicable law, may not be considered works made for hire, MONCADA hereby assigns to AEON the ownership of copyright in such materials, without the necessity of any further consideration, and AEON shall be entitled to register and hold in its own name all copyrights in respect of such materials. MONCADA agrees to assign to AEON, in full, any right that MONCADA may acquire now or in the future with respect to any such Work Product. MONCADA irrevocably waives and relinquishes any moral rights recognized by any applicable law in any Work Product. MONCADA agrees to perform, upon the request of AEON, any acts that may be necessary or desirable to transfer ownership of all such Work Product to AEON or to establish original ownership of all such Work Product on the part of AEON, to the fullest extent possible. Such obligations shall continue for a period of no more than seven (7) years beyond the termination of MONCADA’s relationship with AEON with respect to any Work Product that is authored, conceived, produced or made by MONCADA during the period of such relationship, and shall be binding upon MONCADA’s heirs, executors, administrators and other legal representatives.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

(c)     When requested by AEON, MONCADA shall: (1) execute, acknowledge and deliver any requisite affidavits and documents of assignment and conveyance; (2) aid in the obtaining and enforcement of patents or copyrights with respect to any patentable or copyrightable Work Product in any countries; (3) provide testimony in connection with any proceeding affecting the right, title, or interest of AEON in any trade secret, patent, patent application, copyright, mask work or any other type of proprietary right covering any such development by MONCADA using any products or materials of AEON; and (4) perform any other acts deemed reasonably necessary or desirable by AEON to carry out the purposes of this Agreement. AEON shall reimburse MONCADA for any reasonable out-of-pocket expenses incurred at the request of AEON in the process of perfecting ownership by AEON of any Work Product or transferring ownership thereof to AEON or in taking any of the actions requested by AEON under this Section 6(c). To effectuate the terms of this Section, MONCADA hereby irrevocably constitutes and appoints AEON, with full power of substitution therein, as MONCADA's true and lawful attorney-in-fact to exercise the rights assigned hereby. This power of attorney is irrevocable and coupled with an interest and shall survive the termination of MONCADA's relationship with AEON.

(d)      As a condition precedent of this Agreement, upon this Agreement’s execution MONCADA, in both his individual capacity and as the controlling member, shareholder, manager, officer, or director of those entities known as Pathology Consultants of Georgia, Inc. and PCG Molecular, LLC (and any other entity with whom MONCADA may have associated himself with), agrees to assign and otherwise transfer to AEON, in toto, any and all of the rights and interests to any and all intellectual property of whatever nature or country of origin, whether such be trademarks, patents, patent applications, service marks, etc. (including, but not limited to, the testing protocols associated with MOP®, BELLA TRIPLE PAP®, MOP-ID™, and others). MONCADA further represents and warranties to AEON that he is either the sole owner of said intellectual property, or possesses the corporate authority necessary to facilitate the assignment and transfer of ownership therein, and will indemnify AEON and its affiliates from any third-party action(s) related to AEON’s assertions of said assigned rights to same.   MONCADA recognizes and acknowledges that the assignment and transfer of such described intellectual property to AEON (including all standard operating procedures, scope of work, and other documentation related to same) is of primary importance and the foundation upon which this Agreement is predicated upon.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

7.        Confidentiality, Non-Disclosure, Non-Competition and Non-Solicitation.

(a)     For purposes of this Agreement, the following definitions shall apply: (1) “Trade Secret” means the whole or any portion or phase of any scientific, engineering or technical information, computer code, systems configurations, design, process, procedure, formula, coding or improvement that is valuable and secret (in the sense that it is not generally known to competitors and/or customers of AEON) relating to the Primary Business of AEON, including, but not limited to (A) customer lists, the special demands of particular customers, and the current and anticipated requirements of customers generally for the products and services of AEON; (B) the specifications of any existing or new products under development; and (C) special or unique arrangements with any suppliers or other contractors; and (2) “Confidential Information” means any data or information, other than Trade Secrets, relating to the Primary Business of AEON which is disclosed to MONCADA or known by MONCADA as a consequence of, or through, MONCADA’s relationship with AEON (including information conceived, discovered, originated or developed in whole or in part by MONCADA) and not generally known by the public. Without limiting the generality of the foregoing, Confidential Information includes (without limitation): (A) the sales records, profits and performance reports, pricing manuals, sales manuals, training manuals, selling and pricing procedures and financing methods of AEON; (B) the business plans and internal financial statements and projections of AEON; and (C) any information identified as secret or confidential, or which, from the circumstances in good faith and good conscience, ought to be treated as confidential, relating to the business or affairs of AEON.

(b)     MONCADA acknowledges that because of his relationship with AEON, and during the course of such relationship with AEON, AEON will disclose to MONCADA, MONCADA will have access to, and MONCADA and its employees and/or agents/contractors will create, certain Confidential Information and Trade Secrets of AEON. MONCADA acknowledges that all such Trade Secrets and Confidential Information are, and at all times shall remain, the property of AEON. Nothing contained herein shall be construed so as to grant MONCADA any ownership or other rights in and to the intellectual property of AEON except as expressly stated otherwise herein. No license is granted by AEON to the Confidential Information or Trade Secrets or to any intellectual property right therein except for the limited purpose of enabling MONCADA to perform the Consulting Services pursuant to this Agreement. During MONCADA's relationship with AEON and for so long afterwards as the information or data remain Trade Secrets or Confidential Information, MONCADA agrees to hold such Trade Secrets and Confidential Information in confidence and further agrees not, except to the extent specifically required by MONCADA’s assigned duties for AEON, directly or indirectly, to use, disseminate, disclose, or permit any person to obtain any Trade Secrets or Confidential Information (whether or not in written or tangible form), except as specifically authorized in advance and in writing by AEON. MONCADA further agrees to safeguard and maintain on Company premises, to the extent possible, in the performance of MONCADA’s assigned duties for AEON, all information, documents or other items that contain or embody Trade Secrets or Confidential Information.

(c)     MONCADA acknowledges that because of his relationship with AEON, and during the course of such relationship, AEON and MONCADA will have access to data and financial information furnished to AEON by clients, customers, suppliers and other third parties (collectively, the “Data”). MONCADA further acknowledges that AEON may alter, recast, transform, adapt, supplement or otherwise manipulate the Data (the Data, as manipulated, being hereinafter referred to collectively as the “Altered Data”). During MONCADA’s relationship with AEON and for so long afterwards as the Data or Altered Data remain confidential, MONCADA agrees to hold the Data and Altered Data in confidence and further agrees not, except to the extent specifically required by MONCADA’s assigned duties for AEON, directly or indirectly, to use, disseminate, disclose or permit any person to obtain any Data or Altered Data, except as specifically authorized in advance and in writing by AEON.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

(d)     In addition, and without any intention of limiting MONCADA's other obligations under this Agreement in any way, MONCADA will not reveal any nonpublic information concerning the business, services or the proprietary products and processes of AEON (particularly those under current development or improvement), unless MONCADA has obtained written approval from AEON in advance. In that connection, MONCADA will submit to AEON for review any proposed article, paper or other discussion, explanation or description relating to the work done by MONCADA for AEON before such article, paper and/or other discussion are released or delivered to the public. AEON has the right to disapprove and prohibit, or delete any parts of, such articles, papers, discussions, explanations or descriptions that might disclose AEON’s Trade Secrets or Confidential Information or otherwise be contrary to AEON's business interests.

(e)      In consideration of the payment of the Consulting Fees as set forth herein, except as otherwise provided in this Section 7(e), during the Term and for a period of two (2) years following the termination of Consultant’s relationship with AEON for any reason (the “Non-Compete Period”), MONCADA covenants and agrees that MONCADA will not, without the express written approval of AEON (1) solicit any employees of AEON or any of its Affiliates located within a one hundred (100) mile radius of AEON’s principal place of business, or (2) engage in any business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity, or solicit any customer of AEON or any of its Affiliates, that offers the same products or services as the Primary Business of AEON as of the date of termination of MONCADA’s relationship with AEON located within that general geographic area described in Section 2 above; provided, however, that MONCADA may own, directly or indirectly, solely as an investment, securities or stock of any entity if MONCADA (A) is not a controlling person with respect to such entity, and (B) does not, directly or indirectly, own five percent (5%) or more of any class of the securities or stock of such entity. Notwithstanding anything to the contrary contained herein, if AEON elects to terminate this Agreement pursuant to Section 5(a)(2), then the Non-Compete Period shall continue until the earlier of: (1) the expiration of the Term, or (2) two (2) years following the date of written notice to MONCADA of the termination of this Agreement pursuant to Section 5(a)(2).

8.       Independent Contractor. MONCADA is an independent contractor of AEON, and no fiduciary duty exists between the parties. MONCADA will have sole control over the manner and means of providing his services under this Agreement. Nothing in this Agreement shall be construed as creating a partnership, joint venture, employer-employee or other relationship other than that of independent parties. MONCADA is not an agent of AEON and is not authorized to make, or enter into, any contract, commitment or agreement on behalf of, or binding upon, AEON except as may be pre-approved in writing by AEON. MONCADA is prohibited from acting as, or holding himself out as, an officer, employee or agent of AEON. MONCADA further understands and agrees that he is not covered under AEON’s workers’ compensation insurance (if required by law) or state unemployment insurance coverages and that he shall be solely responsible for providing his own health insurance coverage, disability insurance coverage, worker’s compensation insurance, general liability insurance, life insurance coverage, and retirement plan benefits, if any.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

MONCADA hereby agrees to indemnify and hold AEON harmless from and against any and all claims, damages, losses, taxes, interest, penalties, obligations, fees or expenses (including, but not limited to, reasonable attorneys’ fees) asserted or imposed against or incurred by AEON or its officers, directors, affiliates and agents which arise out of, or which are caused by (i) the re-classification by a state or federal agency, department, division or office of the relationship described herein as an employer/employee relationship, (ii) the breach by MONCADA of any term or provision of this Agreement, (iii) the claims of any third parties with respect to the intellectual property referenced in Section 6(d) above, or (iv) any of MONCADA’s professional services or activities arising outside of this Agreement.

9.        Covenants.

(a)      In the event MONCADA determines to engage any personnel (either as an employee, consultant or other business partner) for the purpose of performing Consulting Services hereunder (any such person being a “Representative”), MONCADA agrees to be (i) directly responsible for any compensation or benefits due to such Representatives and (ii) fully responsible for the services performed by such persons hereunder. MONCADA shall be solely responsible for and shall indemnify, defend and hold AEON harmless from and against all liability for the payment of compensation, vacation pay, sick leave, social security, employment taxes, worker’s compensation, disability or unemployment insurance, premiums or claims attributable to or assessed upon the services rendered by all such individuals, firms or entities.

(b)      MONCADA shall procure and shall maintain throughout the Term a professional liability insurance policy covering MONCADA and its Representatives for acts of professional negligence with policy limits of not less than $1,000,000 per occurrence, $3,000,000 in the aggregate. MONCADA agrees to include AEON as an additional insured on such professional liability insurance policy and shall provide AEON with a certificate of insurance evidencing such coverage before any work is performed under this agreement and annually thereafter.

(c)     The parties agree to comply with the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, and the rules and regulations implemented thereunder (“HIPAA”) and shall execute a Business Associate Agreement, the form of which is attached hereto as Exhibit B, which shall be deemed to be incorporated by reference into this Agreement. The parties further agree that their compliance with the terms and conditions of the Business Associate Agreement shall be an integral part of the relationship established hereunder and a breach of the Business Associate Agreement shall be deemed a breach of this Agreement.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

10.      Representations and Warranties.

MONCADA represents and warrants that the following are true and correct as of the date hereof, and covenants that each of the following representations and warranties shall remain true and correct throughout the Term hereof:

(a)     MONCADA acknowledges that he is aware that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In performing its duties hereunder, MONCADA represents that all times he and his Representatives will be in compliance with applicable laws, rules and regulations, including those of the Securities Act of 1933, and the rules and regulations promulgated there under.

(b)      MONCADA has full right, power, and authority to enter into this Agreement, to perform his obligations and duties under this Agreement, and his execution, delivery, and performance of this Agreement does not and will not conflict with, violate, or result in a breach of any other agreement, judgment, order, stipulation, or decree by which he is bound. MONCADA owns or has the right to provide any confidential information in connection with providing services hereunder and the use of any intellectual property, or any part thereof, furnished under this Agreement, to the best of his knowledge, will not infringe any patent, copyright, trade secret, trademark or other proprietary right of a third party.

(c)     MONCADA is not currently bound by any other consulting, employment or services agreement, restriction, or obligation, and will not assume any such obligation or restriction, which does or would in any way interfere or be inconsistent with its provisions of the Consulting Services to be furnished hereunder.

(d)      MONCADA shall perform services for AEON under this Agreement in a reasonable, professional manner at all times, and in accordance with all applicable federal and state laws and regulations, generally accepted medical, surgical and scientific practices, and in accordance with standards prevailing in the community in which the services are rendered at the time of testing.

(e)      MONCADA understands and agrees that any equity awards issuable under this Agreement shall bear a restrictive legend and be subject to such restrictions on their transfer as are set forth in Rule 144 of the Securities Act of 1933, as amended. MONCADA represents and warrants to AEON that (i) he is acquiring the common stock of AEON for his own account for investment purposes only and not with a view to or for distributing or reselling such shares or any part thereof; (ii) he is an “accredited investor” as defined in Rule 501(a) under the Securities Act; (iii) he has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the common stock of AEON, has so evaluated the merits and risks of such investment and is able to bear the economic risk of holding the such shares; and (iv) is not acquiring the shares of common stock as a result of any advertisement, article, notice or other communication published in any media channel or by general solicitation by a person not previously known to MONCADA.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

(f)      MONCADA holds an unrestricted license to practice medicine in the State of Georgia and is board certified in Pathology. Further, MONCADA has never been investigated or disciplined by any peer review organization, professional society, regulatory agency, governmental authority or hospital medical staff for any reason. MONCADA will immediately report to AEON any investigation or inquiry by any hospital, other health care organization or institution, regulatory agency, governmental authority, peer review organization or professional society with respect to any event or activity of MONCADA (whether material or not), and any actions, suits or proceedings instituted or threatened against Contractor that directly or indirectly affect AEON.

(g)      MONCADA has never been convicted of, plead guilty or nolo contendere to charges of, or been excluded from the Medicare program as a result of an alleged violation of any federal or state health care statute, regulation, rule or policy. MONCADA is and shall remain eligible to participate in Medicare, Medicaid, Tricare and other federal health programs. MONCADA has not been sanctioned by the Health and Human Services Officer of Inspector General (“OIG”) or excluded by the General Services Administration as set forth on the List of Excluded Providers. MONCADA covenants that it shall, during the Term, remain eligible to participate in Medicare, Medicaid, Tricare and other federal health programs and not be sanctioned by the OIG or excluded by the General Services Administration as set forth on the List of Excluded Providers. MONCADA shall immediately notify AEON in writing of any change in the foregoing.

11.       General.

(a)     Benefits of Agreement. Except as otherwise expressly provided herein, the covenants, stipulations and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and nothing contained in this Agreement, expressed or implied, shall be construed to confer upon, or give to, any other Person any right, remedy or claim under or by reason of this Agreement as a third party beneficiary or otherwise.

(b)     Notice

(1)     All notices, demands, requests and other communications required or permitted to be given by any provision of this Agreement shall be in writing and sent by (A) commercial delivery service; (B) air or other overnight delivery service (e.g., FedEx); ; or (C) hand delivery, to the party to be notified, addressed as follows:

If to AEON:

Authentidate Holding Corp.

d/b/a Aeon Global Health

2225 Centennial Drive

Gainesville, Georgia 30504

Attention: General Counsel, Paul S. Suda, Esq.

Telephone:   404.219.1775

E-mail: psuda@aeonglobalhealth.com

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

If to MONCADA:	Armando Moncada, MD 7150 Oxbo Circle Cumming, Georgia 30040 Telephone: 404.416.4589 E-mail: amoncada@pcgmolecular.com

(2)     Any such notice, demand, request or communication shall be deemed to have been given and received for all purposes under this Agreement: (A) On the next Business Day after the same is deposited with a nationally recognized overnight delivery service that guarantees overnight delivery (e.g., FedEx); and, (B) On the date of actual delivery to such party by any other means; provided, however, if the day that such notice, demand, request or communication shall be deemed to have been given and received as aforesaid is not a Business Day, or if delivery is made after 5:00 p.m. (recipient’s local time) on any Business Day, such notice, demand, request or communication shall be deemed to have been given and received on the next Business Day.

(3)     Any party to this Agreement may change such party’s address for the purpose of notices, demands, requests and communications required or permitted under this Agreement by providing written notice of such change of address to all of the parties by written notice as provided herein.

(c)     Interpretation. The parties hereby agree that each party has reviewed and had the opportunity to review this Agreement, and each party has had the opportunity, whether exercised or not, to have each respective party’s attorney review this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(d)     Reasonable Restriction; Review. MONCADA acknowledges that the scope of prohibited activities and time duration of the provisions of this Agreement are reasonable, and are no broader than are necessary to maintain the confidentiality of the Confidential Information and the goodwill associated with the business of AEON. MONCADA also acknowledges that the provisions of this Agreement are not oppressive and do not and will not impose any unreasonable burden on MONCADA.

(e)     Non-disparagement. During the Term and thereafter, the Parties agree not to publicly disparage one another or their officers, directors, employees, members and agents, in any manner which is likely to be harmful to them or their business, business reputation or personal reputation. The Parties shall take the necessary steps to inform their officers, directors and members of senior management of their obligations under this section.

(f)     Indemnity. The Parties hereby indemnify and agrees to hold one another and any of its members, officers, directors, managers, employees and/or agents harmless from and against any and all claims, demands and actions, and any liabilities, damages, or expenses resulting therefrom, including court costs and reasonable attorney fees, arising out of or relating to their respective obligations to be performed by either hereunder or any breach of any of their obligations or duties hereunder.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

(g)     Damages and Equitable Relief. MONCADA agrees that if he breaches any warranty or any provision of this Agreement relating to confidentiality, ownership of property (including intellectual property), non-competition or non-solicitation, the injury to AEON from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, MONCADA agrees that if he breaches any warranty or any provision of this Agreement relating to confidentiality, ownership of property (including intellectual property), non-competition or non-solicitation, then AEON shall be entitled, in addition to any other remedies which AEON may have, to an injunction or other appropriate order to restrain any continuation of such breach by MONCADA, and that such injunction or other appropriate order be issued without the requirement that AEON post any bond. AEON shall also be entitled to recover its reasonable attorney fees and costs incurred to enforce the obligations of MONCADA hereunder.

(h)     Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement and such action is successful, the prevailing party shall be entitled to recover reasonable attorney’s fees, court costs and all reasonable expenses, even if not taxable or assessable as court costs, including, without limitation, all such fees, costs and expenses incident to appeal, that are incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

(i)     Incorporation. All exhibits and schedules attached hereto or to be attached hereto, and all other agreements and instruments referred to herein, are hereby incorporated by reference into this Agreement as fully as if copied herein verbatim.

(j)     No Waiver. Each and every waiver of any covenant, representation, warranty or other provision of this Agreement must be in writing and signed by each party whose interests are adversely affected by such waiver. No waiver that is granted in any one instance shall be construed as a continuing waiver that is applicable in any other instance. No consent or waiver that is expressed or implied by any party to this Agreement to or of any breach or default by any other party to this Agreement in the performance by such other party of its obligations hereunder, shall be deemed or construed to be a consent or waiver to, or of, any breach or default of any other party of the same or any subsequent obligations hereunder. Failure on the part of any party to this Agreement to complain of any act or failure to act of any party to this Agreement or to declare such party in default, irrespective of how long such failure continues, shall not constitute a waiver by the non-defaulting parties of their rights hereunder.

(k)     Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

(l)     Governing Law Arbitration. This Agreement shall be governed in all respects, including validity, interpretation and effect, by, and shall be enforceable in accordance with, the internal laws of the State of Georgia without regard to conflicts of laws principles.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

(m)     Dispute Resolution.

(1)     Arbitration. Should any dispute, controversy, difference or claim arise among the parties concerning the interpretation, performance or enforcement of this Agreement, the parties shall use their best efforts to settle such disputes amicably between themselves. However, if such efforts fail to resolve the dispute within thirty (30) days from the date that written notice of the dispute was given by one party to the other party, the parties agree that such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). The arbitration will be held as promptly as possible at such time as the arbitrator may determine; provided, however, that such arbitration shall take place in Atlanta, Georgia. The arbitrator shall determine the matters in dispute in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws.

(2)     The decision of the arbitrator shall be in writing and shall set forth in detail the facts of the dispute and the reasons for the decision. The decision of the arbitrator will be final and binding upon the parties hereto, who hereby waive any appeal of such award. The expenses of the arbitration will be shared equally between the parties. The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counter-claims, issues, disputes, controversies, differences or accountings presented or pled to the arbitrator. The award of the arbitrator shall be made and shall promptly be payable in U.S. Dollars, free of any tax, deductions or offsets, and any costs, fees or taxes that are incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction, or application may be made in such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(n)     Severability; Blue-Penciling. If any provision of this Agreement is held to be unlawful, invalid or unenforceable under present or future laws that are effective during the Term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced without giving effect to such unlawful, invalid or unenforceable provision. Furthermore, if any provision of this Agreement is capable of two (2) constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. If any court determines that any provision of this Agreement is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(o)     Counterpart Execution. This Agreement may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument. Further, in making proof of this Agreement, it shall not be necessary to produce or account for more than one (1) such counterpart. Execution by a party of a signature page hereto shall constitute due execution and shall create a valid, binding obligation of the party so signing, and it shall not be necessary or required that the signatures of all parties appear on a single signature page hereto.

(p)     Electronic Transmission. Delivery of an executed counterpart of this Agreement may be made by facsimile or other electronic transmission. Any such counterpart or signature pages sent by facsimile or other electronic transmission shall be deemed to be written and signed originals for all purposes, and copies of this Agreement containing one or more signature pages that have been delivered by facsimile or other electronic transmission shall constitute enforceable original documents. As used in this Agreement, the term “electronic transmission” means and refers to any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient of the communication, and that may be directly reproduced in paper form by such a recipient through an automated process.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

(q)     Successors and Assigns. This Agreement is binding on the parties hereto and their respective heirs, representatives, successors and assigns. Subject to same, this Agreement may not be assigned by MONCADA.

(r)     Amendments. This Agreement may be modified or amended as herein provided; however, each and every modification and amendment of this Agreement must be in writing and, except as otherwise provided herein, signed by all of the parties hereto.

(s)     Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the designated period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Central Standard Time or Central Daylight Time, as applicable.

(t)     Entire Agreement. This Agreement contains the entire agreement between the parties regarding the subject matter hereof. Any prior agreements, discussions or representations not expressly contained herein shall be deemed to be replaced by the provisions hereof, and no party has relied on any such prior agreements, discussions or representations as an inducement to the execution hereof.

(u)     Rules of Construction. As used in this Agreement: (i) all defined terms in the singular and plural shall have comparable meanings when used in the plural and vice-versa, unless otherwise specified; (ii) any reference to a “Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust or other entity, or any governmental or political subdivision or agency, department or instrumentality thereof; (iii) any reference to a “Business Day” shall mean and refer to any day other than a Saturday, a Sunday or a day on which national banks located in Memphis, Tennessee, are authorized or obligated to close their regular banking business; (iv) all pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require; (v) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) the word “party” or “Parties” when used in this Agreement means only those persons or entities who are signatories to this Agreement; (vii) references to all documents, contracts, agreements or instruments shall include any and all supplements and amendments thereto; and (viii) the word “Affiliate” shall mean (1) any Person directly or indirectly controlling, controlled by, or under common control with, the referenced Person; (2) any Person which has a ten percent (10%) or more beneficial, or voting, interest in the referenced Person; and (3) any officer or director of or partner or member in either the referenced Person or any Person described in (1) or (2) above. For purposes of the above, the term “control” (including "controlling" and "controlled") means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership or voting interests, by contract, or otherwise.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

(v)     Survival. Notwithstanding the termination of this Agreement by either party for any reason, the provisions and obligations of the parties under Sections 6, 7, 10 and 11 shall survive such termination as if this Agreement remained in full force and effect, and no such termination shall terminate the covenants and obligations stated in Section 6, 7 10 and 11 hereof.

(w)     Consultant Acknowledgement. This Agreement sets forth the terms and conditions whereby MONCADA and MONCADA’s employees, consultants, sub-contractors and agents shall provide and perform Consulting Services. Any of MONCADA’s employees, consultants, sub-contractors or agents selected by MONCADA to provide Consulting Services hereunder shall agree to be bound by the provisions of this Agreement, as evidenced by affixing their signature to an Acknowledgment in substantially the same format as Exhibit A attached hereto.

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[Signature Page Follows]

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

[Signature Page to Consulting Agreement]

EACH PARTY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS READ AND UNDERSTOOD THE PROVISIONS OF THIS AGREEMENT, THAT SUCH PARTY HAS BEEN GIVEN AN OPPORTUNITY FOR SUCH PARTY’S LEGAL COUNSEL OR ADVISORS TO REVIEW THIS AGREEMENT AND THAT SUCH PARTY HAS RECEIVED A COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized representative, effective as of the Effective Date.

COMPANY:

Authentidate Holding Corp.

d/b/a AEON Global Health

a Delaware corporation

By: /s/ Hanif A. Roshan

Name: Hanif A. Roshan

Title: CEO

Date: January 4, 2018

CONSULTANT:

By: /s/ Dr. Armando Moncada, M.D.

Name: Dr. Armando Moncada, MD

Individually and as a representative of both

Pathology Consultants of Georgia, Inc. and PCG Molecular, LLC

Date: January 4, 2018

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

EXHIBIT “A”

As Aeon’s Chief Medical Officer -- Pathology Division, MONCADA’s duties and responsibilities will include, but not be limited to, the following:

●

On a quarterly basis (i.e., during those blocks of three (3) consecutive months commencing as of January 1, 2018), MONCADA will use his best efforts to generate gross revenues for AEON equal to or exceeding the sum of $200,000.00 for the first quarter, $300,000 for the second, $400,000 for the third, $500,000 for the fourth, $600,000 for the fifth, $800,000 for the sixth, and $1,000,000 during each quarterly period thereafter.

●	The overall operation and administration of Aeon’s pathology laboratory
●	Validate and roll-out of new molecular based infectious diseases tests
●	Record and report test results promptly, accurately, and proficiently
●	Ensure the laboratory’s physical plant and environment conditions are of appropriate size, contain required components, and are safe
●	Test methodologies to provide the quality of results required for patient care
●	Verify procedures are adequate to determine accuracy, precision, and other pertinent performance characteristics of the method
●	Establish, document and maintain Quality Control and Quality Assurance programs
●	Establish and maintain acceptable levels of analytic performance for each test
●	Document all remedial actions
●	Generate test reports to include pertinent information required for interpretation
●	Specify in writing the responsibilities of each consultant, supervisor, and person engaged in the performance of the pre-analytic, analytic, and post analytic phases of testing
●	Identify which procedures lab personnel are authorized to perform, including competency assessment
●	Determine whether supervision is required for processing, test performance, or result reporting
●	Provide on-site supervision of high complexity test performance by qualified testing personnel as required by CLIA
●	Ensure reports are reviewed by appropriate staff to evaluate performance and to identify any problems that require corrective action
●	Design approved corrective action plan for when results are unacceptable or unsatisfactory
●	Keep abreast of emerging models in health care delivery, and to identify and define new and innovative strategies to achieve business goals and objectives
●	Identify opportunities to collaborate and develop clinical integration opportunities with other health delivery systems to achieve affordable outcomes.
●	Actively engage in business development opportunities to include your presenting clinical capabilities to legislative officials and other key constituents.
●	Provide clinical guidance, support and education to the organization.
●	Participate in senior management business and clinical strategy development and implementation.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD

●	Build and leverage cross functional collaborative relationships to achieve shared company goals.
●	Promote collaboration to both internal and external health care team members.
●	Develop and implement strategic goals related to the quality improvement, management programs and accreditation standards.
●	Assist with analytics and development of quality measures for new payment models (e.g., value based/risk based payment structures).

General Duties: MONCADA further acknowledges he is to:

●	Conduct himself at all times in an ethical manner. MONCADA will provide prospective clients and/or customers of AEON with accurate and complete information that is neither deceptive nor misleading.
●

Immediately report to AEON any suspected violations of any federal laws, regulations, federal health care program requirements, or AEON’s internal policies and procedures in connection with the Services provided by MONCADA under the Agreement or otherwise in connection with the sale of clinical testing services marketed by MONCADA on behalf of AEON and its Clients.

●	At all times when interacting with Customers, or potential Customers of AEON, to identify himself as AEON’s representative who has been engaged to serve in a medical officer capacity.
●

Not make any payment or other transfer of value to any Customer or any other entity that orders testing through AEON or to any other health care practitioner in connection with the services provided by MONCADA under the Agreement or otherwise in connection with the provision of clinical laboratory testing.

 Consulting Agreement by and between Authentidate Holding Corp.

 d/b/a Aeon Global Health and Dr. Armando Moncada, MD